Filed pursuant to Rule 433
Registration Nos. 333-185337
and 333-185337-04

Free Writing Prospectus
Dated November 14, 2013

**Pxing**

$825.2MM CNH EQUIPMENT TRUST 2013-D

JT-BOOKS:  Citi (str), RBC, RBS

CO-MGRS :  Banca IMI, BMO, BNP, DB

CLS	AMT	S&P/F	WAL	EXPCT	LEGAL	BENCHMK	SPRD	YIELD	CPN	PX
	($mm)							(%)	(%)
A-1	175.5	A-1+/F1+	0.35	08/14	12/14	YIELD	—	0.270	0.27	100.00000
A-2	244.0	AAA/AAA	1.05	07/15	03/17	EDSF	+ 22 bp	0.498	0.49	99.99217
A-3	270.0	AAA/AAA	2.33	02/17	10/18	ISWPS	+ 28 bp	0.773	0.77	99.99594
A-4	117.1	AAA/AAA	3.80	10/17	10/20	ISWPS	+ 40 bp	1.380	1.37	99.97760
B	18.6	A+/A	3.90	10/17	04/21	ISWPS	+ 75 bp	1.765	1.75	99.96781

Pricing Speed:  20% CPR 10% Cleanup Call

Settle:  11/20/2013

First Payment:    12/16/2013

Registration:     Public, SEC-registered

ERISA: YES

MIN DENOM: $1k x $1k

B & D: Citi

CUSIPS:     A1  12618S AA5

A2  12618S AB3

A3  12618S AC1

A4  12618S AD9

B  12618S AE7

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-858-5407.